Exhibit 99.1
comScore Reports Third Quarter 2009 Results
RESTON, VA — October 29, 2009. comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced financial results for the third quarter of 2009.
Revenue in the third quarter of 2009 was $31.9 million, an increase of 4% from the third quarter of 2008. GAAP income before taxes was $2.8 million in the third quarter of 2009, compared to $1.8 million in the third quarter of 2008, an increase of 56%. GAAP net income was $0.9 million, or $0.03 per diluted share, in the third quarter of 2009, compared to GAAP net income of $0.6 million, or $0.02 per diluted share, in the third quarter of 2008, an increase of 50%. Non-GAAP net income in the third quarter of 2009 was $5.7 million, or $0.18 per diluted share. Adjusted EBITDA was $7.4 million in the third quarter of 2009.
Magid Abraham, comScore’s president and chief executive officer said, “While total revenue was slightly below prior guidance for the third quarter, with careful cost management we achieved pre-tax income and adjusted EBITDA closer to the higher end of our guidance range. During the third quarter, we continued to be impacted by softness in the advertising market, and foreign currency translation. However, project revenue grew sequentially, particularly in the case of services for measuring ad effectiveness. Our subscription renewal rates also remained strong, though we continued to see higher than normal attrition among smaller customers. We were pleased to see our net new customer count increase sequentially in Q3, and our introduction of Media Metrix 360 helped drive this growth. Late in the third quarter, and continuing through early fourth quarter, we started seeing a noticeable improvement in order patterns and our ability to up-sell existing customers.
Our launch of Media Metrix 360 has been very successful as evidenced by the fact that we tracked more than 900 million unique cookies in the U.S. and 1.8 billion worldwide during the month of September. We’re delighted to have 74% of the top 50 U.S. media properties committed to the service. With the expected continued success of Media Metrix 360 and our opportunity to introduce new services, we plan to shift some resources to support its growth. This will involve the realignment of some personnel resources within the organization. This resource shift will result in an 8% reduction in the size of our workforce, although we will simultaneously be making selective new hires in areas that hold high potential for us. In the fourth quarter of 2009, we believe we will be able to achieve our prior adjusted EBITDA goals for the year.
Separately, we announced today the acquisition of Certifica, a leader in web measurement in Latin America, as we continue our global expansion. Certifica maintains offices and sales resources in 6 key Latin American countries, which will provide a platform to accelerate our penetration and revenue growth in the region. While the near-term revenue contribution from the acquisition is expected to be immaterial, we expect that the websites monitored by Certifica will participate in our Media Metrix 360 hybrid solution, creating the opportunity for clients to upgrade to higher service levels.

We continue to be very confident about comScore’s longer-term prospects. The advertising market is now beginning to improve and we believe the increased robustness of our product line strengthens our position as the leading Internet audience measurement provider, helping drive our longer-term success.”
Third Quarter 2009 Financial and Business Summary
(Dollars in thousands, except per share data)

	3Q09	3Q08	Change
Revenue	$31,916	$30,661	4.1%
GAAP Pre-tax Income	$2,773	$1,782	55.6%
GAAP Net Income	$945	$575	64.3%
GAAP EPS	$0.03	$0.02
Adjusted EBITDA*	$7,417	$7,151	3.7%
Adjusted EBITDA Margin*	23.2%	23.3%
Non-GAAP Net Income*	$5,721	$5,747	-0.5%
Non-GAAP EPS*	$0.18	$0.19
Operating Cash Flow	$6,537	$3,748	74.4%
Free Cash Flow*	$5,854	$227	2478.9%
Deferred Revenue	$41,364	$40,532	2.1%
Subscription Revenue	$27,218	$25,737	5.8%
Project Revenue	$4,698	$4,924	-4.6%
Existing Customer Revenue	$28,569	$25,809	10.7%
New Customer Revenue	$3,347	$4,888	-31.5%
International Revenue	$4,934	$4,608	7.1%
Customer Count	1,216	1,136	7.0%

*	A complete reconciliation of GAAP to non-GAAP historical results is set forth in the attachment to this press release.
Reflected in GAAP net income for the third quarter of 2009 is an effective tax rate of 66% percent, including a cash tax rate of 4%. The effective tax rate was negatively impacted by a write-off of deferred tax assets associated with restricted stock awards prompted by the decline in our stock price from the date of grant to the vesting date during the third quarter. Because of this, the tax-basis compensation expense recorded for these awards upon vesting was substantially less than the GAAP-basis expense, which created taxable income that was greater than GAAP income before income taxes and a correspondingly higher effective tax rate. The company continued to utilize net operating loss carry-forwards to reduce cash taxes and expects to continue to do so as permitted in future periods.
Financial Outlook
Magid Abraham, comScore’s president and chief executive officer, said, “While we expect positive order momentum late in the third quarter to carry into the fourth quarter, there will be a latency in how this momentum translates into recognized revenue due to our subscription business model. As a result we now believe full-year 2009 revenue growth over 2008 levels will be slightly below our prior expectations. However, we expect to achieve adjusted EBITDA margin levels consistent with our prior expectations.”
comScore’s expectations for the fourth quarter 2009 are outlined in the table below:

Revenue	$32.75 - $34.65 million
Income before income taxes	$2.1 - $3.2 million
Adjusted EBITDA*	$8.0 - $9.1 million
Estimated diluted shares	31.4 million

*	Reconciliations of GAAP to non-GAAP measures are set forth in the attachment to this press release.
Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of Adjusted EBITDA to net income on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking Adjusted EBITDA to income before income taxes is set forth in the attachment to this press release.
Conference Call Information:
Management will provide commentary on the company’s results in a conference call on Thursday, October 29, 2009 at 5:00 pm ET.
The conference call and replay can be accessed by telephone and webcast as follows:
Call-in Number: 888-680-0879, Pass code 77402338
(International) 617-213-4856, Pass code 77402338
Replay Number: 888-286-8010, Pass code 26085287
(International) 617-801-6888, Pass code 26085287
Webcast (live and replay): http://ir.comscore.com/events.cfm
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital marketing intelligence. For more information, please visit http://www.comscore.com/companyinfo.

Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore uses non-GAAP net income, which excludes stock-based compensation, amortization of acquired intangible assets, impairment of marketable securities, non-recurring costs from acquisitions and restructurings, and the non-cash, deferred tax provision. comScore also reports non-GAAP EPS (diluted), which uses non-GAAP net income in lieu of GAAP net income in calculating earnings per share.
In addition, comScore believes that Adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation and interest income (expenses), net. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.
The company believes that Adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses Adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
The company believes that excluding non-recurring costs from non-GAAP net income and EPS and from Adjusted EBITDA provides a meaningful indication to investors of the expected on-going operating performance of the company. Specifically as it relates to acquisitions and restructurings, the exclusion of the non-recurring costs reflects the expected benefits realized or to be realized upon the integration of acquired entities into comScore, and the realized benefits of the restructurings.
comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such historical non-GAAP financial measures, it provides a reconciliation of historical non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these historical non-GAAP financial measures to their most directly comparable GAAP financial measure included in the financial tables accompanying this release. Although the company provides a reconciliation of historical non-GAAP financial measures, due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of Adjusted EBITDA to net income on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking Adjusted EBITDA to income before income taxes is set forth in the attachment to this press release.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations regarding the continued growth of its customer base; expectations regarding customer renewal rates; expectations regarding the impact and financial benefits of new products, including the recent Media Metrix 360 release; expectations as to comScore’s ability to up-sell additional products and services to existing customers; expectations regarding the timing of purchases by customers and the resulting impact on comScore’s revenue recognition; expectations regarding comScore’s plans to reallocate resources, reduce its net workforce and hire additional resources in support of Media Metrix 360; expectations regarding the acquisition of Certifica and the resulting impact and benefits to comScore; assumptions and expectations regarding effective tax rates and the use and availability of net operating loss carry-forwards; expectations regarding the outcome of cost containment measures and the resulting effect on comScore’s financial performance; expectations and forecasts of future financial performance, including related growth rates and components thereof; assumptions related to the market and economic environment; and assumptions related to costs and revenue growth for the fourth quarter and the full year 2009. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: comScore’s reliance on subscription-based revenues; comScore’s ability to retain existing large customers and obtain new large customers; risks related to the domestic and global economies and the effects they may have on comScore, its industry or its customers; the early stage of the market for digital marketing intelligence and the rate of development of such market; comScore’s ability to manage its growth; comScore’s ability to maintain panels of sufficient size and scope; the impact of a change in methodology stemming from acquisitions or the development of new products; the impact of increasing international operations; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to effectively expand sales and marketing; continued growth of the Internet as a medium for commerce, content, advertising and communications; comScore’s ability to sell new or additional products and attract new customers; limitations over comScore’s control of certain variables in financial forecasts such as its stock price and the resulting effect on its tax rates; and the volatility of quarterly results and expectations.
For a detailed discussion of these and other risk factors, please refer to comScore’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, comScore’s Annual Report on Form 10-K for the period ended December 31, 2008 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
Kenneth Tarpey
Chief Financial Officer
comScore, Inc.
(703) 438-2305
ktarpey@comscore.com

comScore, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$31,916	$30,661	$93,915	$85,781

Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	9,455	9,412	29,186	24,286
Selling and marketing (1)	10,241	10,659	31,057	29,120
Research and development (1)	4,677	4,131	13,210	10,838
General and administrative (1)	4,353	4,266	12,874	12,596
Amortization of intangible assets resulting from acquisitions	385	346	1,032	475

Total expenses from operations	29,111	28,814	87,359	77,315

Income from operations	2,805	1,847	6,556	8,466
Interest and other income, net	39	267	348	1,578
(Loss) gain from foreign currency	(71)	123	(53)	(18)
Impairment of marketable securities	—	(455)	—	(841)

Income before income taxes	2,773	1,782	6,851	9,185
Income tax provision	(1,828)	(1,207)	(4,445)	(4,368)

Net income	$945	$575	$2,406	$4,817

Net income available to common stockholders per common share:
Basic	$0.03	$0.02	$0.08	$0.17
Diluted	$0.03	$0.02	$0.08	$0.16

Weighted -average number of shares used in per share calculation - common stock
Basic	30,204,147	28,878,494	29,914,460	28,576,651
Diluted	31,157,222	30,389,519	30,879,072	30,215,920

(1) Amortization of stock-based compensation is included in the line items above as follows:

Cost of revenues	$277	$265	$925	$610
Selling and marketing	1,234	797	3,573	1,823
Research and development	285	225	829	507
General and administrative	755	617	2,056	1,697

comScore, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$44,976	$34,297
Short-term investments	38,979	37,164
Accounts receivable, net of allowances of $572 and $479, respectively	26,799	29,947
Prepaid expenses and other current assets	2,420	1,871
Deferred tax asset	12,957	13,304

Total current assets	126,131	116,583
Long-term investments	2,861	3,497
Property and equipment, net	17,457	17,697
Other non-current assets	191	131
Long-term deferred tax asset	9,034	13,736
Intangible assets, net	7,981	8,805
Goodwill	40,146	39,114

Total assets	$203,801	$199,563

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$1,725	$1,755
Accrued expenses	6,439	9,432
Deferred revenues	41,122	42,779
Deferred rent	1,221	1,049
Capital lease obligations	607	977

Total current liabilities	51,114	55,992
Deferred rent, long-term	8,420	8,691
Deferred revenue, long-term	242	—
Capital lease obligations, long-term	766	—

Total liabilities	60,542	64,683

Stockholders’ equity:
Common stock	30	29
Treasury stock	(2,735)	(1,265)
Additional paid-in capital	199,443	192,612
Accumulated other comprehensive loss	(231)	(842)
Accumulated deficit	(53,248)	(55,654)

Total stockholders’ equity	143,259	134,880

Total liabilities and stockholders’ equity	$203,801	$199,563

*	Information derived from the audited Consolidated Financial Statements

comScore, Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Nine Months Ended
	September 30,
	2009	2008
	(unaudited)
Operating Activities:
Net income	$2,406	$4,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,924	3,596
Amortization of intangible assets resulting from acquisitions	1,032	472
Provisions for bad debts	271	379
Stock-based compensation	7,377	4,642
Amortization of deferred rent	(432)	(70)
Deferred tax provision	4,188	3,845
Impairment of marketable securities	—	841
Loss on asset disposal	108	—

Changes in operating assets and liabilities:
Accounts receivable	3,177	(518)
Prepaid expenses and other current assets	21	(298)
Other non-current assets	(55)	105
Accounts payable, accrued expenses, and other liabilities	(3,482)	(1,558)
Deferred revenues	(1,868)	2,618
Deferred rent	331	9,366

Net cash provided by operating activities	17,998	28,237

Investing activities
Acquisition, net of cash acquired	—	(44,543)
Recovery of restricted cash	—	1,385
Purchase of investments	(41,503)	(71,844)
Sales and maturities of investments	40,197	73,522
Purchase of property and equipment	(4,826)	(13,587)

Net cash used in investing activities	(6,132)	(55,067)

Financing activities
Proceeds from the exercise of common stock options and warrants	412	879
Repurchase of common stock	(1,470)	(1,238)
Principal payments on capital lease obligations	(725)	(669)

Net cash used in financing activities	(1,783)	(1,028)

Effect of exchange rate changes on cash	596	(619)

Net increase (decrease) in cash and cash equivalents	10,679	(28,477)
Cash and cash equivalents at beginning of period	34,297	68,368

Cash and cash equivalents at end of period	$44,976	$39,891

Reconciliation from Income before income taxes to Non-GAAP Net Income and Adjusted EBITDA (dollars in thousands, except per share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Income before income taxes	$2,773	$1,782	$6,851	$9,185
Deferred tax provision	(1,728)	(889)	(4,188)	(3,846)
Current cash tax provision	(100)	(318)	(257)	(522)

Net income	945	575	2,406	4,817

Amortization of acquired intangibles	385	346	1,032	475
Stock-based compensation	2,551	1,904	7,383	4,637
Impairment of marketable securities	—	455	—	841
Non-recurring costs from acquisition	112	1,578	112	2,036
Deferred tax provision	1,728	889	4,188	3,846

Non-GAAP net income	5,721	5,747	15,121	16,652

Current cash tax provision	100	318	257	522
Depreciation	1,727	1,353	4,924	3,596
Interest (income) expense, net	(131)	(267)	(438)	(1,578)

Adjusted EBITDA	7,417	7,151	19,864	19,192
Adjusted EBITDA margin (%)	23%	23%	21%	22%

EPS (diluted)	$0.03	$0.02	$0.08	$0.16
Non-GAAP EPS (diluted)	$0.18	$0.19	$0.49	$0.55
Reconciliation from GAAP Operating Cash Flow to Free Cash Flow (dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008		2009		2008
	(unaudited)			(unaudited)
Net cash provided by operating activities	$6,537	$3,748	**	$17,998	*	$28,237	**
Purchase of property and equipment	(683)	(3,521	)**	(4,826	)*	(13,587	)**

Free cash flow	$5,854	$227		$13,172		$14,650

*	Includes approximately $333,000 in leasehold improvements due to tenant allowances.

**	Includes approximately $1.5 and $9.4 million in leasehold improvements due to tenant allowances for the three and nine months ended September 30, 2008, respectively.

Reconciliation from Income before income taxes to Adjusted EBITDA (Guidance) (dollars in thousands)
Forecasted amounts for the three months ended December 31, 2009 are based on the mid-points of the range of guidance provided herein.

The three months ended December 31, 2008 reflect reported results.

	Three Months Ended
	December 31,
	2009	2008
	(unaudited)
Revenues	$33,700	$31,590

Income before income taxes	$2,650	$1,106
Amortization of acquired intangibles	385	329
Stock-based compensation	2,825	1,837
Impairment of marketable securities	—	1,398
Non-recurring costs from acquisitions and restructuring	1,175	752
Depreciation	1,600	1,382
Interest (income) expense, net	(85)	(322)

Adjusted EBITDA	$8,550	$6,482

Adjusted EBITDA margin (%)	25%	21%